Exhibit 10.2

May 9, 2003

Mr. Don V. Ingram

4904 Briarwood Place

Dallas, Texas

Re: Amendment No. 2 to Employment Agreement.

Dear Mr. Ingram:

Please refer to the Employment Agreement dated September 1, 2000 among IMCO Recycling Inc., IMCO Management Partnership L.P. and you, as amended by that certain Amendment thereto dated December 18, 2001 (together, the “Agreement”). Capitalized terms not defined in this amendment (the “Amendment”) shall have the respective meanings assigned to those terms in the Agreement. The parties hereto desire to further amend the terms and conditions of the Agreement as follows:

1. Section 1.2 of the Employment Agreement is hereby deleted in its entirety and substituted in lieu thereof is the following new Section 1.2, to read as follows:

“1.2 Term. (a) Subject to the provisions of Articles V and IX below, this Agreement shall commence on the Effective Date, and shall continue for a two-year period until September 1, 2002, and thereafter, the term will be automatically extended for successive periods of one year, unless prior to the end of the original two-year period (or, if applicable, any successive one-year period), the Company gives the Executive at least ninety (90) days prior written notice that the Company has decided not to extend the term of this Agreement.

(b) Notwithstanding paragraph (a) above, the Term of this Agreement (as that term is defined in Section 5.1(g)) shall not extend past that day which is the fifth (5th) anniversary date of the Effective Date; provided, that in the event that this Agreement has not sooner terminated, the Company and the Compensation Committee of the Board of Directors of IMCO will review this Agreement regarding any additional renewal thereof during that period beginning on that day which is the fourth anniversary date of the date of the Effective Date, and that date which is ninety (90) days before the fifth anniversary date of the Effective Date.

(c) Notwithstanding any provision contained in this Agreement to the contrary, this Agreement will continue in effect following any Change in Control (as that term is defined in Section 5.1(f)) that occurs prior to any termination of this Agreement, with respect to all rights and obligations accruing as a result of such Change in Control.”

2. Section 5.1(f)(iii)(1)(A) of the Agreement is hereby amended by deleting the words “fifty-five percent (55%)” therefrom and inserting the words “sixty-seven percent (67%)” in substitution thereof.

3. Paragraph (a) of Section 6.2 of the Agreement is hereby deleted in its entirety and substituted in lieu thereof is the following new paragraph (a), to read as follows:

“(a) For the lesser of (1) a period of thirty-six (36) months subsequent to the Termination Date or (2) until the Executive obtains comparable coverage under a subsequent employer’s benefit plan or plans, IMCO will pay all of the cost incurred by the Executive for his continued participation in IMCO’s Benefits Plan provided that his continued participation is permitted under the general terms and provisions of the applicable plan, program and/or policy that is included in IMCO’s Benefits Plan. In the event the Executive’s participation in the Group Life and Accidental Death and Dismemberment Insurance Program for Senior Management, the applicable Group Long Term Disability Insurance Program, the major medical plan which includes hospital, physician, prescription drugs and dental benefits, or any such similar plan, program, or policy is not permitted, the Company shall arrange to provide the Executive with benefits substantially similar to those which he is entitled to receive under such plans, programs, and policies. The benefits provided during the period of coverage under this Section 6.2(a) shall offset any period of coverage in which the Executive or his dependents may be entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985; and”

Except as expressly modified by the terms of this Amendment, all other terms and provisions of the Agreement shall remain in full force and effect for all purposes. This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy of the Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement.

If the foregoing accurately sets forth your understanding with regards to the subject matter hereof, please sign and return one of the enclosed counterparts of this Amendment, whereupon this Amendment shall become a binding agreement among the parties.

[Signatures on next page]

Very truly yours,

IMCO Recycling Inc.
IMCO Management Partnership L.P. (by its General Partner, IMCO Recycling Inc.)

By:	/s/ Paul V. Dufour
Paul V. Dufour
Executive Vice President

AGREED AND ACCEPTED

effective as of the day and year first above written.

Employee

/s/ Don V. Ingram
Don V. Ingram